Exhibit 99.3

SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT

This Second Amendment to Share Purchase Agreement (“Second Amendment”) is entered into this 15th day of June, 2018 (the “Effective Date”), by and among Levon Resources Ltd., Suite 500, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (“Levon”), Barry Honig, 215 SE Spanish Trail, Boca Raton, FL 33432 (“Honig”) and GRQ Consultants, Inc. 401K (“GRQ”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Share Purchase Agreement (as hereinafter defined).

WHEREAS, Levon, Honig and GRQ have entered into that certain Share Purchase Agreement dated as of April 24, 2018, as amended by that certain Amendment to Share Purchase Agreement dated as of May 8, 2018 (the “Original Agreement”), pursuant to which Levon desires to purchase the Levon Shares from Honig and GRQ, and Honig and GRQ desire to purchase the Pershing Shares from Levon;

WHEREAS, Recital B of the Original Agreement contemplates that Honig is the registered and beneficial owner of 5,637,000 common shares of Levon (the “Original Honig Levon Shares”);

WHEREAS, based on a review of the Levon stock records, Honig is the registered and beneficial owner of 5,740,000 common shares of Levon and the parties desire to include all of these shares in the transaction contemplated by the Original Agreement;

WHEREAS, Section 1.1 of the Original Agreement contemplates that Honig will sell, assign and transfer the Original Honig Levon Shares to Levon in exchange for 563,700 common shares of Pershing Gold Corporation (the “Original Honig Pershing Shares”);

WHEREAS, given that the parties desire that the Original Honig Levon Shares in the Original Agreement will include all of the 5,740,000 common shares of Levon held by Honig, the parties desire that the number of Original Honig Pershing Shares to be transferred by Levon to Honig will be increased to 574,000 Pershing Shares;

WHEREAS, Section 4.1 of the Original Agreement contemplates that the closing of the transactions under the Original Agreement will take place following the satisfaction or waiver of the conditions set forth in Sections 4.2 and 4.3 of the Original Agreement, but no later than May 16, 2018 (the “Final Closing Date”);

WHEREAS, each of Levon, Honig and GRQ wish to extend the Final Closing Date to allow more time to satisfy the conditions set forth in Sections 4.2 and 4.3;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to enter into this Second Amendment.

1.       Amendments to the Original Agreement. From and after the date hereof, the parties hereto agree to amend the Original Agreement as follows:

(a)       The term “Honig Levon Shares” as set forth in Recital B of the Original Agreement shall be amended by replacing “5,637,000” with “5,740,000;

(b)       The term “Honig Pershing Shares” as set forth in Section 1.1 of the Original Agreement shall be amended by replacing “563,700” with “574,000”; and

(c)       Section 4.1 of the Original Agreement is amended by replacing the date of “May 16, 2018” appearing therein with “June 29, 2018”.

2.       Effective Date. This Second Amendment shall become effective as of the Effective Date above.

3.        Reference to and Effect on the Original Agreement.

(a)       Upon the effectiveness hereof, each reference to the Original Agreement in the Original Agreement or any other ancillary document thereto shall mean and be a reference to the Original Agreement as amended hereby.

(b)       The Original Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)       Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Second Amendment shall not operate as a waiver of any right, power or remedy of any of the parties, nor constitute a waiver of any provision of the Original Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

4.       Governing Law; Jurisdiction. This Second Amendment shall be governed by, interpreted under, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions or claims arising out of or relating to this Second Amendment shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any action arising out of or relating to this Second Amendment brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Second Amendment or the transactions contemplated by this Second Amendment may not be enforced in or by any of the above-named courts.

5.       Counterparts. This Second Amendment may be executed by the parties hereto in one or more counterparts with the same effect as if all the parties hereto had executed on document. The execution of this Second Amendment and any agreement or instrument entered into in connection with this Second Amendment, and any amendment hereto or thereto, by any of the parties may be evidenced by way of a facsimile or portable document format (.pdf) transmission of such party’s signature, or a photocopy of such facsimile or portable document format (.pdf) transmission, and such facsimile or portable document format (.pdf) signature shall be deemed to constitute the original signature of such party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties here to have executed this Second Amendment effective the day and year first written above.

LEVON RESOURCES LTD.

Per:

/s/ Ron Tremblay
Ron Tremblay
President & CEO

/s/ Barry Honig
Barry Honig

GRQ CONSULTANTS INC. 401K

Per:

/s/ Barry Honig
Barry Honig
Trustee

[Signature Page to Second Amendment to Share Purchase Agreement]